UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 12, 2013

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)
O’Hara House, 3 Bermudiana Road,		HM 08
Hamilton, Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

At the annual general meeting of Central European Media Enterprises Ltd. (the “Company”) held on June 12, 2013 the following matters were submitted to a vote of shareholders and received the following votes:

Proposal 1 – Election of Directors. All of the nominees were elected to serve as a Director of the Company until the next annual general meeting or until their respective successors have been elected and qualified.

Director:	Votes For	Votes Withheld

Ronald S. Lauder	62,194,050	1,553,695
Herbert A. Granath	58,030,045	5,717,700
Paul Cappuccio	62,272,950	1,474,795
Michael Del Nin	62,275,950	1,471,795
Charles R. Frank, Jr.	62,241,125	1,506,620
Alfred W. Langer	62,269,063	1,478,682
Fred Langhammer	58,109,045	5,638,700
Bruce Maggin	58,029,309	5,718,436
Parm Sandhu	62,320,125	1,427,620
Adrian Sarbu	62,261,457	1,486,288
Duco Sickinghe	62,320,125	1,427,620
Kelli Turner	62,196,150	1,551,595
Eric Zinterhofer	55,924,430	7,823,315

Proposal 2 – Bye-law amendment: The proposal to amend the Company’s Bye-laws and the condition of its Memorandum to increase the authorized share capital of the Company from $17.6 million to $25.6 million by increasing the number of authorized shares of Class A Common Stock from 200,000,000 shares to 300,000,000 shares was approved.

For	Against	Abstain	Broker non-votes
62,382,751	22,632	1,342,362	550

Proposal 3 – Share issuance: The proposal to issue and sell shares of Series B Convertible Redeemable Preferred Stock to Time Warner Media Holdings B.V. was approved.

For	Against	Abstain	Broker non-votes
59,421,080	2,967,009	1,359,656	550

Proposal 4 – Selection of Auditors: Deloitte LLP was appointed as independent public accounting firm for the Company in respect of the fiscal year ended December 31, 2013 and the Directors, acting through the Audit Committee, were authorized to approve their fees.

For	Against	Abstain	Broker non-votes
62,390,336	16,368	1,341,591	0

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: June 13, 2013	/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer